Exhbit 4.6

Execution Copy

SECOND AMENDMENT TO THE

  PURCHASE AGREEMENT

THIS SECOND AMENDMENT (this Second Amendment) TO THE PURCHASE AGREEMENT, dated as of September 26, 2008, by and among NextWave Wireless LLC, a Delaware limited liability company (the Company), NextWave Wireless Inc., a Delaware corporation (the Parent), the other Guarantors set forth on the signature pages hereto and the Holders set forth on the signature pages hereto, is made in reference to that certain Purchase Agreement, dated as of July 17, 2006, as amended by that certain First Amendment to the Purchase Agreement, dated as of March 10, 2008 (as amended and as it may be further amended, supplemented, modified and/or restated from time to time, the Purchase Agreement) by and among the Company, the Guarantors and the Holders. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Purchase Agreement.

W I T N E S S E T H:

WHEREAS, the Company seeks additional flexibility to incur Indebtedness and manage certain assets; and

WHEREAS, the Company proposes that all Net Proceeds from Asset Sales be used to immediately repay the Notes rather than be used to fund and be retained in the Cash Reserve Account.

NOW,THEREFORE, in consideration of the foregoing premises and the mutual covenants and provisions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Amendments to the Purchase Agreement

(a)	Amendment to Section 1.1. The fourth sentence of the first paragraph of Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

Interest will accrue on the full principal amount of the Notes at the Applicable Interest Rate, payable semi-annually in arrears (except for Payment Default Interest, which shall be payable on demand in cash) as further described in this Agreement and the Notes.

(b)

Amendment to Section 5.10. Paragraphs (a) and (d) of Section 5.10 of the Purchase Agreement are hereby deleted in their entirety, and the paragraphs (b) and (c) are redesignated paragraphs (a) and (b), respectively.

(c)	Amendment to Section 5.11. Section 5.11 of the Purchase Agreement is hereby retitled Limitation on Restricted Payments; Permitted Investments and amended and restated in its entirety as follows:

(a)      The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment; provided that the foregoing shall not prohibit:

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1.         Restricted Payments made to the Company or any Guarantor, or by any Subsidiary that is not a Guarantor on a pro rata basis to the holders of its Capital Stock; or

2.         Restricted Payments to the Parent in an amount not to exceed the amount required by the Parent to pay any consolidated, combined or unitary Taxes of the Parent, the Company and/or any of the Subsidiaries of the Company that are due and payable within 10 days of the Restricted Payment.

(b)       The Company shall not, and shall cause its Subsidiaries not to, make any Investment other than Permitted Investments.

(c)        So long as any Notes are outstanding, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any payment with respect to any of their respective obligations under the Second Lien Guaranty or the Exchange Note Guaranty.

(d)	Amendments to Section 5.12.

(i)        Clause (A) of paragraph (b) of Section 5.12 of the Purchase Agreement is hereby amended and restated as follows:

(A) as provided in the Note Documents, the Second Lien Documents or the Exchange Note Documents

(ii)       The word Neither at the beginning of paragraph (c) of Section 5.12 of the Purchase Agreement is hereby deleted and replaced with the following:

Subject to the terms of the Intercreditor Agreement, neither

(e)	Amendments to Section 5.13.

(i)        Paragraph (a) of Section 5.13 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(a)      the Company and the Guarantors may become and remain liable with respect to Indebtedness arising or existing under this Agreement, the Notes, the Guaranty, the other Note Documents, the Second Lien Notes and the Exchange Notes;

(ii)       Paragraph (g) of Section 5.13 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(g)      solely for the purpose of funding a working capital line of credit, the Company and its Subsidiaries may become and remain liable with respect to additional Indebtedness in an aggregate principal amount of up to $25,000,000, provided that such Indebtedness (i) is secured (if at all) solely by accounts receivable and inventory of the Company and its Subsidiaries, and (ii) is negotiated and approved by the COO; and

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(iii)      Paragraph (h) of Section 5.13 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(h)     the Company and its Subsidiaries may become and remain liable with respect to Indebtedness incurred in connection with the issuance of Second Lien Indebtedness, plus such principal amount of Second Lien Indebtedness that may be issued as payment-in-kind interest on such Second Lien Indebtedness.

(iv)      A new paragraph (i) is added to Section 5.13 of the Purchase Agreement as follows:

(i)       the Company and its Subsidiaries may become and remain liable with respect to Indebtedness incurred in connection with the issuance of Third Lien Indebtedness, plus such principal amount of Third Lien Indebtedness that may be issued as payment-in-kind interest on such Third Lien Indebtedness.

(f)	Amendment to Section 5.14. Section 5.14 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

5.14	ASSET SALES

(a)        General Requirements. The Company will not, and will not permit any of its Subsidiaries to, consummate any Asset Sale, unless (A) the Net Proceeds thereof are applied to make a mandatory redemption of Notes pursuant to Section 8.1(b); (B) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale that yields Net Proceeds greater than the aggregate original purchase price paid by the Company or any of its Subsidiaries for such assets or Capital Stock; and (C) all of the consideration received in the Asset Sale by the Company or such Subsidiary is in the form of cash or Cash Equivalents; provided that:

(i)        in the case of an Asset Sale that will yield Net Proceeds sufficient, together with any other amounts then on deposit in the Asset Sale Proceeds Account, to redeem the Notes in whole at the purchase price provided under Section 8.1(a) hereof, such Net Proceeds may be less than the aggregate original purchase price; and

(ii)       the Company shall not, and shall not permit its Subsidiaries to, lease or sublease any of its rights under or in respect of any FCC License or Foreign License; provided, that the Company and its Subsidiaries may enter into such leases or subleases in no more than five of the markets set forth on Schedule 5.14(c) hereof (one lease per market, for a maximum of five leases); provided further, that, solely to the extent that the Net Proceeds of such lease or sublease are applied to pay scheduled interest on the Notes (or reserved for such purpose, in

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an amount not to exceed the aggregate amount of the next scheduled interest payment), such Net Proceeds are not required to be applied to make a mandatory redemption of Notes pursuant to Section 8.1(b) as described above.

(b)       Required Asset Sales. During the period beginning on the date hereof and ending on March 31, 2009 (the Required Sale Period), the Company shall receive, or enter into definitive and binding agreements (each a Definitive Agreement) to receive, Net Proceeds from Asset Sales of at least $350,000,000 in the aggregate (the Required Net Proceeds); provided, that no Definitive Agreement may be counted for the purpose of determining whether the Required Net Proceeds amount has been satisfied unless the Asset Sale contemplated by such Definitive Agreement is consummated by a date no later than six (6) months after the date of execution of such Definitive Agreement; provided further, however, that if the failure to consummate any Asset Sale contemplated by a Definitive Agreement is due solely to the inability of the Company to obtain any Governmental Authorization necessary to consummate such Asset Sale and the Company has made and is making all commercially reasonable best efforts to obtain such Governmental Authorization (a Governmental Delay), the Net Proceeds from such Asset Sale may be counted for the purpose of determining whether the Required Net Proceeds amount has been satisfied. For the avoidance of doubt, Asset Sales with respect to which the Company has, prior to the date hereof, already entered into Definitive Agreements (the Net Proceeds of the Asset Sales contemplated by such Definitive Agreements aggregating approximately $150,000,000 under the terms of such Definitive Agreements) (each such Asset Sale, a Pre-Closing Asset Sale) will be counted for the purpose of determining whether the Required Net Proceeds amount has been satisfied; provided, that with respect to each Pre-Closing Asset Sale, such Pre-Closing Asset Sale shall be consummated at or above the agreed upon sale price during the Required Sale Period (unless such Pre-Closing Asset Sale that will yield Net Proceeds sufficient, together with any other amounts then on deposit in the Asset Sale Proceeds Account, to redeem and pay in full, any and all outstanding Notes). Also for the avoidance of doubt, no Definitive Agreement may be counted for the purpose of determining whether the Required Net Proceeds amount has been satisfied if the Asset Sale contemplated by such Definitive Agreement fails to be consummated on any date later than six (6) months after the date of execution of such Definitive Agreement for reasons other than (or in addition to) a Governmental Delay.

(g)	Amendments to Section 5.17.

(i)        Clause 5 of paragraph (b) of Section 5.17 of the Purchase Agreement is hereby deleted in its entirety.

(ii)       Section 5.17 of the Purchase Agreement is hereby amended to add new paragraph (c) as follows:

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(c)      Notwithstanding any other provision of this Section 5.17, any transactions between or among the Company or any of its Affiliates, on the one hand, and any Purchaser or Holder (or their representatives) on the other hand, with respect to or in connection with the Notes, the Second Lien Notes or the Exchange Notes will be deemed an Affiliate Transaction but will not be subject to the provisions of Section 5.17(a)(3).

(h)	Amendment to Section 5.25. Paragraph (a) of Section 5.25 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(a) All amounts held in the Cash Reserve Account shall be applied to make a mandatory redemption of Notes pursuant to Section 8.1(b).

(i)	Amendment to Section 5.26. Section 5.26 of the Purchase Agreement is hereby retitled Budget and amended and restated in its entirety as follows:

(a)      At least three (3) weeks prior to the beginning of each Fiscal Quarter of each Fiscal Year, the Company shall deliver to the Holders, a detailed budget forecast of Parent and its Subsidiaries on a consolidated basis for the six (6) consecutive month period commencing on the first day of such Fiscal Quarter, each such detailed budget forecast consistent with the Closing Date Budget and in a form reasonably satisfactory to Avenue Capital Group (each a Six-Month Budget). With respect to each such six-month period, the Company shall provide the Holders a monthly report, as of the end of each month and within two (2) Business Days of each month-end, indicating the actual cash balance of Parent and its Subsidiaries on a consolidated basis as compared to the applicable month-end amount for the Closing Date Budget or Six-Month Budget, as applicable,

(b)       With respect to each such six-month period, the Company shall provide the Holders a monthly report, as of the end of each month and within two (2) Business Days of each month-end, certifying that (i) such actual cash balance has not deviated in a negative amount from the related Closing Date Budget or Six-Month Budget, as applicable, by more than ten percent (10%) for such date (the Budget Condition) and (ii) the Parent and its Subsidiaries on a consolidated basis have maintained at all times a minimum cash balance of at least $15,000,000 (the Minimum Balance Condition).

(j)	Amendment to Section 5.28. Section 5.28 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

Parent shall be a holding company and shall not engage in any business or other activities, other than the issuance of its Capital Stock, the ownership of the Capital Stock of the Company, such activities as are customary for a publicly traded holding company that is not itself an operating company, and other activities expressly contemplated hereby. For the avoidance of doubt, Parent shall be permitted to issue the Exchange Notes pursuant to the terms of the Exchange Note Exchange

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Agreement and to carry out its obligations arising thereunder in accordance with the Exchange Note Documents and the Intercreditor Agreement.

(k)	Amendment to Article V. Article V of the Purchase Agreement is hereby amended to add a new Section 5.29 as follows:

SECTION 5.29	NO REFINANCING OF
SECOND LIEN NOTES

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly refinance, substitute for, extend the terms of, or otherwise amend or modify the terms of, the Second Lien Notes without the prior written consent of the Required Holders; provided, however, that the Company or its Subsidiaries may amend or modify the terms of the Second Lien Notes as provided for under the Intercreditor Agreement. All payments of principal with respect to the Second Lien Notes shall permanently reduce the principal amount of the Second Lien Notes outstanding and no additional Second Lien Notes may be issued without the prior written consent of the Required Holders.

(l)	Amendments to Section 6.1.

(i)        Paragraph (c) of Section 6.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(c)      the Company fails to observe or perform any term or condition contained in Sections 1.2(c), 1.2(d), 4.9, 5.4(b), 5.5, 5.7(c), 5.10 through 5.13, 5.14(a), 5.15 through 5.25, 5.26(a) and 5.27 through 5.29 of this Agreement or the Parent fails to observe or perform any term in Section 10(d) through (l) of the Parent Guaranty;

(ii)       A new clause is added to the end of paragraph (d) of Section 6.1 of the Purchase Agreement as follows:

provided, that no failure solely to observe or perform the covenants contained in Sections 5.14(b) or 5.26(b) will by itself be an Event of Default;

(iii)      Paragraph (g) of Section 6.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(g)      Parent or any of its Subsidiaries (other than any of Go Networks, IPW, Cygnus or any Subsidiary of Go Networks, IPW or Cygnus):

1.         commences a voluntary bankruptcy proceeding;

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2,         consents to the entry of an order for relief against it in an involuntary bankruptcy case;

3.         consents to the appointment of a custodian of it or for all or substantially all of its property;

4.         makes a general assignment for the benefit of its creditors; or

5.         generally is not paying its debts as they become due;

(iv)      Paragraph (h) of Section 6.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(h)      1. a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

(A) is for relief against Parent or any of its Subsidiaries;

(B) appoints a custodian for all or substantially all of the property of Parent or any of its Subsidiaries; or orders the liquidation of Parent or any of its Subsidiaries; or

(C) orders the liquidation of Parent or any of its Subsidiaries; and

(D) the order or decree remains unstayed and in effect for 30 consecutive days; or

2. a bankruptcy proceeding is commenced against Parent or any of its Subsidiaries and such proceeding shall continue for 30 consecutive days without being dismissed, bonded or discharged;

provided that this Section 6.1(h) shall not apply to any such order, decree or proceeding to the extent it solely applies to any of Go Networks, IPW, Cygnus or any Subsidiary of Go Networks, IPW or Cygnus;

(v)        Section 6.1 of the Purchase Agreement is hereby amended to add new paragraph (o) as follows:

(o)      the Company or the Parent, as applicable, fails to satisfy any of (1) the Minimum Balance Condition, at any time, (2) the Budget Condition for two consecutive month-ends, unless the Named Business Condition is satisfied as of the second of such two consecutive month-ends, (3) the Budget Condition for three consecutive month-ends, or (4) any part of the Named Business Condition as of the month-ends for two

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consecutive months (that is, two consecutive monthly reports indicate that the Company continues to provide cash or any other type of support for, or be liable with respect to, any of the Named Businesses for which the Closing Date Budget or the most recent Six-Month Budget, as applicable, had indicated that such Named Businesses would no longer require any such resources); and

(vi)      Section 6.1 of the Purchase Agreement is hereby amended to add new paragraph (p) as follows:

(p)      any of the Events of Default set forth in Section 6.1(o) occurs more than once in any consecutive 360-day period, despite such Event of Default having been cured (for the avoidance of doubt, the Event of Default described in this Section 6.1(p) shall not be curable by any means and once occurred shall be deemed to be continuing (for the avoidance of doubt, unless waived pursuant to Section 6.4) notwithstanding any cure of the underlying Events of Default set forth in Section 6.1(o)).

(m)	Amendment to Section 6.4. The first sentence of Section 6.4 of the Purchase Agreement is hereby amended by adding an additional proviso to the end thereof as follows:

; provided further, however, that the affirmative vote of the Holders of at least seventy-five percent (75%) of the aggregate Principal Amount of the outstanding Notes shall be required to waive an Event of Default of the type referred to in Section 6.1(o) or 6.1(p) or the consequences of such an Event of Default

(n)	Amendments to Section 10.3.

(i)        Paragraph (b) of Section 10.3 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

For all purposes under this Agreement, in determining whether the Holders of the requisite Principal Amount of outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, any Notes owned by the Company or any of its Subsidiaries or Affiliates (other than Avenue Capital and its Affiliates) shall be disregarded.

(ii)       Section 10.3 of the Purchase Agreement is hereby amended by adding an new paragraph (c) as follows:

The following provisions of the Purchase Agreement shall require the prior written consent of the Holders of at least seventy-five percent (75%) of the aggregate Principal Amount of the outstanding Notes: (i) Sections 5.26, 6.1(o) or 6.1(p), (ii) Section 6.4 with respect to the waiver of an Event of Default of the type referred to in Section 6.1(o) or 6.1(p) or the consequences of such an Event of Default, and (iii) the definition of Budget Default.

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2.	Amendments to Defined Terms.
(a)	A definition of Applicable Interest Rate is hereby added alphabetically to Article IX of the Purchase Agreement as follows:

Applicable Interest Rate means (i) a rate of 7% per annum, (ii) if a Budget Default or any Payment Default has occurred and is continuing, the Applicable Interest Rate shall be increased to include Budget Default Interest or Payment Default Interest, respectively, or (iii) if an Asset Sale Default has occurred, the Applicable Interest Rate shall be increased to include Asset Sale Default Interest.

(b)	A definition of Asset Sale Default is hereby added alphabetically to Article IX of the Purchase Agreement as follows:

Asset Sale Default means that the Company does not receive or is not deemed to have received, within the Required Sale Period (whether determined as of the end of the Required Sale Period or some later date), the Required Net Proceeds amount determined in accordance with Section 5.14(b).

(c)	A definition of Asset Sale Default Interest is hereby added alphabetically to Article IX of the Purchase Agreement as follows:

Asset Sale Default Interest means a rate of 2% per annum payable in connection with an Asset Sale Default and accruing from and after March 31, 2009 (regardless of when the determination is made that an Asset Sale Default has occurred).

(d)	A definition of Avenue Capital is hereby added alphabetically to Article IX of the Purchase Agreement as follows:

Avenue Capital means Avenue Capital Management II, L.P.

(e)	A definition of Avenue Capital Group is hereby added alphabetically to Article IX of the Purchase Agreement as follows:

Avenue Capital Group means, collectively, Avenue Capital, Avenue Investments, L.P., Avenue International, Ltd., Avenue Special Situations Fund IV, L.P., and Avenue Special Situations Fund V, L.P. and/or any of its Affiliates.

(f)	A definition of Budget Default is hereby added alphabetically to Article IX of the Purchase Agreement as follows:

Budget Default means the Company fails to satisfy (i) the Budget Condition as of any month-end or (ii) the Budget Condition (on an aggregate basis) for two consecutive month-ends, but the Named Business Condition is satisfied as of the latter of such month-ends; provided, that if a Budget Default has occurred but the Company

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subsequently satisfies the Budget Condition as of any subsequent month end, such Budget Default will be deemed to be cured and not continuing.

(g)	A definition of Budget Default Interest is hereby added alphabetically to Article IX of the Purchase Agreement as follows:

Budget Default Interest means a rate of 2% per annum payable in connection with a Budget Default that has occurred and is continuing.

(h)	A definition of COO is hereby added alphabetically to Article IX of the Purchase Agreement as follows:

COO means, (i) prior to the appointment of the Permanent COO, the Interim COO, and (ii) after the appointment of the Permanent COO, the Permanent COO.

(i)	The definition of Change of Control is hereby amended and restated in its entirety as follows:

Change of Control means the occurrence of any of the following events:

(a)        the approval by the holders of the Companys Capital Stock or the Capital Stock of Parent of any plan or proposal for liquidation or dissolution;

(b)       any person or group (each as defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended) (other than a person or group comprised solely of holders of Parents Capital Stock as of the date hereof) shall become the beneficial owner (as so defined), directly or indirectly, of shares representing more than 35% of the aggregate voting power represented by the issued and outstanding Capital Stock of Parent; or

(c)        the Continuing Directors shall cease to constitute a majority of the Board of Directors of Parent.

(j)	A definition of Closing Date Budget is hereby added alphabetically to Article IX of the Purchase Agreement as follows:

Closing Date Budget means the final budget, in form and substance reasonably acceptable to Avenue Capital in its sole discretion that provides for identifiable cost cuts and cost savings, delivered by the Company to Avenue Capital no later than two (2) Business Days prior to the Effective Date.

(k)	The definition of ERISA Affiliate is hereby amended and restated in its entirety as follows:

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ERISA Affiliate, as applied to any Person, means any trade or business (whether or not incorporated) under common control with that Person or treated as a single employer with that Person within the meaning of Section 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001 of ERISA.

(l)	The definition of ERISA Event is hereby amended and restated in its entirety as follows:

ERISA Event means (a) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (b) a withdrawal by the Company, Parent, any of the Subsidiaries of Parent, any Guarantor, or any of their respective ERISA Affiliates from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by the Company, Parent, any of the Subsidiaries of Parent, any Guarantor, or any of their respective ERISA Affiliates from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA; (e) a failure by the Company, Parent, any of the Subsidiaries of Parent, any Guarantor, or any of their respective ERISA Affiliates to timely make required contributions to a Qualified Plan or Multiemployer Plan ; (f) an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company, Parent, any of the Subsidiaries of Parent, any Guarantor, or any of their respective ERISA Affiliates; (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan; (i) a non-exempt prohibited transaction occurs with respect to any Plan for which the Company, Parent, any of the Subsidiaries of Parent, or any Guarantor may be directly or indirectly liable; or (j) a Qualified Plan becomes in an at-risk status pursuant to Section 303 of ERISA or Section 430 of the Code.

(m)	A definition of Exchange Note Documents is hereby added alphabetically to Article IX of the Purchase Agreement as follows:

Exchange Note Documents means the Exchange Notes and the Exchange Note Exchange Agreement, as well as the Exchange Note Guaranty, the Exchange Note Collateral Documents, the Exchange Note Collateral Agency Agreement (as those terms are defined in the Second Lien Note Purchase Agreement), and all certificates, instruments and other documents made or delivered in connection herewith and therewith.

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(n)	The definition of Excluded Taxes is hereby amended by deleting the reference therein to Section 1.7(d) and replacing it with Sections 1.7(e) and (f).

(o)	A definition of Governance Committee is hereby added alphabetically to Article IX of the Purchase Agreement as follows:

Governance Committee means the Governance Committee of the Board of Directors of Parent consisting of William Webster, Jack Rosen, Douglas Manchester and Robert Symington (or any independent director or directors of the Board of Directors of Parent, reasonably satisfactory to Avenue Capital, and appointed to replace any of the foregoing individuals or any succeeding member of the Governance Committee in the event that any of such individuals shall have resigned from the Governance Committee or otherwise ceased to serve as members of the Governance Committee).

(p)	A definition of Intercreditor Agreement is hereby added alphabetically to Article IX of the Purchase Agreement as follows:

Intercreditor Agreement means the Intercreditor Agreement dated as of the Effective Date substantially in the form of Exhibit A to the Second Amendment.

(q)	A definition of Interim COO is hereby added alphabetically to Article IX of the Purchase Agreement as follows:

Interim COO means Mr. Michael Murphy or such other person identified by Avenue Capital and reasonably satisfactory to the Governance Committee appointed pursuant to the terms of the Second Lien Note Purchase Agreement.

(r)	A definition of Named Business Condition is hereby added alphabetically to Article IX of the Purchase Agreement as follows:

Named Business Condition means, that within the timetables contemplated by the Closing Date Budget, each of the Named Businesses no longer require cash or any other type of support from or are a liability to, the Company, in any form.

(s)	The definition of Named Businesses is hereby added alphabetically to Article IX of the Purchase Agreement as follows:

Named Businesses means IP Wireless, Inc. and its Subsidiaries, Go Networks, Inc. and its Subsidiaries, the Global Services Strategic Business Unit of NextWave Broadband Inc., and the Semiconductor Strategic Business Unit of NextWave Broadband Inc.

(t)	The definition of Note Documents is hereby amended to add Intercreditor Agreement to the list of documents contained therein.

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(u)	A definition of Payment Default is hereby added alphabetically to Article IX of the Purchase Agreement as follows:

Payment Default means, the Company has defaulted in the payment when due of interest on, principal of, or premium, or fees with respect to the Notes.

(v)	A definition of Payment Default Interest is hereby added alphabetically to Article IX of the Purchase Agreement as follows:

Payment Default Interest means a rate of 2% per annum payable in connection with a Payment Default that has occurred and is continuing.

(w)	A definition of Permanent COO is hereby added alphabetically to Article IX of the Purchase Agreement as follows:

Permanent COO means the one or more persons selected by the Governance Committee and reasonably acceptable to Avenue Capital to act as permanent Chief Operating Officer of Parent pursuant to the terms of the Second Lien Note Purchase Agreement.

(x)	A definition of Permitted Investments is hereby added alphabetically to Article IX of the Purchase Agreement as follows:

Permitted Investments means, with respect to any Person, (i) Investments in cash and Cash Equivalents, (ii) Investments in securities of trade creditors or customers received (x) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers, or (y) in settlement of delinquent obligations of, and other disputes with, customers, suppliers and others, in each case arising in the ordinary course of business or otherwise in satisfaction of a judgment, (iii) Investments in the Notes, the Second Lien Notes and the Exchange Notes, (iv) Investments in existence on the Effective Date and set forth on Schedule 9.1 of the Second Lien Note Purchase Agreement, (v) advances to employees and officers of Note Parties of up to $500,000 in the aggregate to fund purchases of Capital Stock of the Company under any stock option plan or similar employment arrangements so long as no cash is actually advanced by the Company or any of the Guarantors to such employees and officers to fund such purchases, (vi) guarantees of Indebtedness to the extent permitted pursuant to Section 5.13, (vii) Investments in payment intangibles, chattel paper and accounts (each as defined in the UCC), notes receivable and similar items arising or acquired in the ordinary course of business consistent with the past practice of the Note Party, or (viii) Investments by (x) any Note Party in any other Note Party, or (y) any Note Party in any Specified Subsidiary that is not a Note Party, provided, however, that Investments in any such Specified Subsidiary shall not be permitted unless the Budget Condition and the Named Businesses Condition have been met for the monthly period immediately preceding such Investment. For purposes of this definition, Specified Subsidiary means, so long as such entity is a direct or indirect wholly

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owned subsidiary of the Company, each of NextWave Latin America Corp., NextWave Argentina S.A., and WiMax Telecom AG and each of their respective direct and indirect wholly-owned subsidiaries.

(y)	The definition of Permitted Liens is hereby amended as follows:

(i)	The proviso at the end of clause (13) is hereby deleted.

(ii)	A new clause (15) is added as follows:

(15)   Liens securing Indebtedness incurred in accordance with Section 5.13(i).

(z)	The definition of Plan is hereby amended and restated in its entirety as follows:

Plan means an employee benefit plan (as defined in Section 3(3) of ERISA) which is, or within the past five (5) years was, sponsored, maintained or contributed to by the Company, Parent, any of the Subsidiaries of Parent, any Guarantor, or any of their respective ERISA Affiliates, or to which the Company, Parent, any of the Subsidiaries of Parent, any Guarantor, or any of their respective ERISA Affiliates has any potential or outstanding liability, including each Qualified Plan.

(aa)	The definition of Qualified Plan is hereby amended and restated in its entirety as follows:

Qualified Plan means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code that the Company, Parent, any of the Subsidiaries of Parent, any Guarantor, or any of their respective ERISA Affiliates sponsors or maintains, or at any time during the immediately preceding five (5) years has sponsored or maintained or contributed to, or to which the Company, Parent, any of the Subsidiaries of Parent, any Guarantor, or any of their respective ERISA Affiliates makes, is making or is obligated to make contributions, or has any potential or outstanding liability.

(bb)	A definition of Second Lien Documents is hereby added alphabetically to Article IX of the Purchase Agreement as follows:

Second Lien Documents means the Second Lien Note Purchase Agreement and the Second Lien Notes, as well as the Warrants, the Warrant Agreements, the Registration Rights Agreement, the Guaranty, the Parent Guaranty, the Collateral Documents, the Collateral Agency Agreement, the Intercreditor Agreement (as those terms are defined in the Second Lien Note Purchase Agreement), and all certificates, instruments and other documents made or delivered in connection herewith and therewith.

(cc)	The definition of Second Lien Indebtedness is hereby amended and restated in its entirety as follows:

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Second Lien Indebtedness means Indebtedness of the Company (and any related guaranties by the Parent or its Subsidiaries) in such initial aggregate principal amount as is actually issued by the Company on the Effective Date (but not to exceed $105,263,157), plus any principal amount issued as payment-in-kind interest, with the holder(s) of such Indebtedness to have a second priority lien on the Collateral (which Collateral shall otherwise remain unencumbered except as permitted under the Note Documents). The Second Lien Indebtedness may only accrue payment-in-kind interest for so long as any Notes are outstanding, must have a maturity date that is later than the Maturity Date on the Notes and its issuance will be subject to an intercreditor agreement that is reasonably satisfactory to the Required Holders.

(dd)	The definition of Second Lien Guaranty is hereby amended and restated in its entirety as follows:

Second Lien Guaranty means a Guaranty as that term is defined in the Second Lien Note Purchase Agreement.

(ee)	A definition of Third Lien Indebtedness is hereby added alphabetically to Article IX of the Purchase Agreement as follows:

Third Lien Indebtedness means Indebtedness of the Parent (and any related guaranties by the Company or its Subsidiaries) in such initial aggregate principal amount as is actually issued by the Company on the Effective Date (but not to exceed $479,000,000), plus any principal amount issued as payment-in-kind interest, with the holder(s) of such Indebtedness to have a third priority lien on the Collateral (which Collateral shall otherwise remain unencumbered except as permitted under the Note Documents). The Third Lien Indebtedness may only accrue payment-in-kind interest for so long as the Notes or any Second Lien Indebtedness remains outstanding, must have a maturity date that is later than the Maturity Date on the Notes and its issuance will be subject to an intercreditor agreement that is reasonably satisfactory to the Required Holders.

(ff)	A definition of UCC is hereby added alphabetically to Article IX of the Purchase Agreement as follows:

UCC means the Uniform Commercial Code, as it exists on the date of this Agreement or as it may hereafter be amended, in the State of New York.

3.

Representations and Warranties of the Company. To induce the Holders to execute and deliver this Second Amendment (which representations and warranties shall survive the execution and delivery of this Second Amendment and shall be deemed to have been made pursuant to the Purchase Agreement for all relevant purposes thereof), the Company represents and warrants to the Holders that:

(a)	this Second Amendment has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company

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enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

(b)

the Purchase Agreement, as amended by this Second Amendment, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to creditors' rights generally;

(c)

the execution, delivery and performance by the Company of this Second Amendment (i) has been duly authorized by all requisite corporate action, (ii) does not require the consent or approval of any Governmental Authority, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or the Company's organizational documents, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon the Company, or (3) any provision of any indenture, agreement or other instrument to which the Company is a party or by which the Company's properties or assets are or may be bound, or (B) result in a breach or constitute (alone or with due notice or lapse of time of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 4(c); and

(d)	prior to and after giving effect to this Second Amendment, no Default or Event of Default has occurred and is continuing.
4.	Effectiveness of this Amendment.
(a)

This Second Amendment shall become effective (the Effective Date) when (i) this Second Amendment has been duly executed and delivered by the Company, the Parent, each of the Guarantors and the Required Holders,(ii) the Second Lien Notes have been issued by the Company, (iii) Packet Video Corporation has duly executed the Security Agreement, (iv) the Collateral Agent has executed the intercreditor agreement dated as of the Effective Date entered into with respect to the Second Lien Notes and the Exchange Notes substantially in the form attached hereto as Exhibit A (the Intercreditor Agreement) and an amendment to the Parent Guaranty dated as of the Effective Date substantially in the form attached hereto as Exhibit B (the Parent Guaranty Amendment) (v) the Second Amendment Legal Opinion (as defined below) has been delivered to the Consenting Holders, and (vi) the Company has transmitted payment, on or before the Effective Date, of the applicable Consent Fee (as defined below) to each Holder (other than any Holder who is, or is managed by, an Avenue Capital Group entity) who consented to this Second Amendment by noon, New York City time, on September 26, 2008 (each, a Consenting Holder), as evidenced by such Holders execution and delivery hereof to the Company by such time; provided, however, that the consents provided in Sections 5(d) and 5(e) of this Second Amendment shall become effective immediately when this Second Amendment has been duly executed and delivered by the Company, the Parent, each of the Guarantors and the Required Holders.

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(b)	For purposes hereof, the Second Amendment Legal Opinion means a favorable opinion of counsel to the Parent and the Company, in substantially the form of the First Amendment Legal Opinion.
(c)

For purposes hereof, Consent Fee means, with respect to each Consenting Holder, a fee equal to one percent (1%) of the total outstanding principal amount of Notes held by such Consenting Holder (in aggregate not to exceed $1,750,000).

5.	Consents.
(a)

Each of the Company, the Parent, the Guarantors and the Holders a party hereto, constituting at least the Required Holders, hereby consents to this Second Amendment (which also will constitute a modification of the Notes pursuant to Section 10.3 of the Purchase Agreement) and acknowledges that the Purchase Agreement shall remain in full force and effect.

(b)

Each of the Holders a party hereto, constituting at least the Required Holders, hereby specifically consents to and approves of (i) the issuance by the Company of Second Lien Indebtedness composed of Senior-Subordinated Secured Second Lien Notes due 2010 (the Second Lien Notes) issued pursuant to the Purchase Agreement, dated as of the Effective Date (the Second Lien Note Purchase Agreement), by and among the Company, NextWave Wireless LLC, each guarantor named therein and each purchaser named therein (and each such Holder acknowledges that such issuance will not be deemed an Affiliate Transaction), (ii) the holders of the Second Lien Notes, (iii) the issuance of Third Lien Indebtedness composed of Subordinated Secured Convertible Notes due 2010 (the Exchange Notes) issued pursuant to the Exchange Note Exchange Agreement, dated as of the Effective Date (the Exchange Note Exchange Agreement), by and among the Company, NextWave Wireless LLC, each guarantor named therein and each purchaser named therein (and each such Holder acknowledges that such issuance will not be deemed an Affiliate Transaction), and (iv) the intercreditor agreement dated as of the Effective Date entered into with respect to the Second Lien Notes and the Exchange Notes.

(c)

Each of the Holders a party hereto, constituting at least the Required Holders, hereby specifically consents to and approves of, and directs the Collateral Agent to enter into, (i) Intercreditor Agreement and (ii) the Parent Guaranty Amendment.

(d)

Each of the Holders party hereto, constituting at least the Required Holders, hereby specifically consents to and approves of, and, if applicable, waives any Event of Default in connection with or arising from the commencement of any bankruptcy, insolvency or liquidation proceeding in respect of Go Networks, Inc., a Delaware corporation (Go), or IP Wireless, Inc., a Delaware corporation (IPW), or any Subsidiary of Go or IPW Cygnus Communications, Inc., a Delaware corporation (Cygnus) or any Subsidiary of Go, or IPW or Cygnus, to the extent the claims and/or liabilities in connection therewith affect only such bankrupt, insolvent or liquidated entities.

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(e)

Each of the Holders party hereto, constituting at least the Required Holders, hereby specifically consents to and approves of any Asset Sale consisting of the sale of all or any portion of the Capital Stock or assets of Go or IPW or any Subsidiary of Go or IPW (collectively, the Go/IPW Assets), irrespective of whether the consideration received by the Company or any of its Subsidiaries at the time of such Asset Sale (i) yields Net Proceeds greater than the aggregate original purchase price paid by the Company or any of its Subsidiaries for such Go/IPW Assets or (ii) is in the form of cash or Cash Equivalents.

6.	Binding Effect, etc.
(a)

Except as expressly amended hereby, all of the terms and provisions of the Purchase Agreement and the Notes shall remain in full force and effect. The amendments contained herein shall not constitute an amendment of any other provision of the Purchase Agreement or the Notes or for any other purpose except as expressly set forth herein.

(b)

From and after the Effective Date, all references in the Purchase Agreement or the Notes to the Agreement or the Notes shall be deemed to be references to such Agreement or the Notes (as applicable) as modified hereby. This Second Amendment shall form a part of the Purchase Agreement for all purposes, and each party thereto and hereto shall be bound hereby.

7.

Payment of Holders Counsel Fees and Expenses. Without limiting the provisions of Section 1.4 of the Purchase Agreement, the Company agrees to pay the reasonable fees and expenses of counsel to the Holders in connection with this Second Amendment.

8.	Governing Law, Counterparts.
(a)

This Second Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require application of the laws of a jurisdiction other than such State.

(b)

This Second Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

*        *       *

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IN WITNESS WHEREOF, the undersigned parties have executed this SECOND AMENDMENT TO THE PURCHASE AGREEMENT on the first date set forth above, to be effective for all purposes as of the Effective Date.

NEXTWAVE WIRELESS INC.

By: /s/ George Alex
Name: George Alex
Title:	Executive Vice President and Chief Financial Officer

NEXTWAVE WIRELESS LLC

By: /s/ George Alex
Name: George Alex
Title:	Executive Vice President and Chief Financial Officer

NEXTWAVE BROADBAND INC.,

By: /s/ George Alex
Name: George Alex
Title:	Executive Vice President and Treasurer

NW SPECTRUM CO.,

AWS WIRELESS INC.,

WCS WIRELESS LICENSE SUBSIDIARY, LLC

IP WIRELESS, INC.

GO NETWORKS, INC.

By: /s/ George Alex
Name: George Alex
Title: Executive Vice President and Treasurer

PACKETVIDEO CORPORATION

By: /s/ James Brailean
Name: James Brailean
Title: President and Chief Executive Officer

AVENUE INVESTMENTS, L.P.

By: /s/ Sonia Gardner
Name: Sonia Gardner
Title: President and Managing Partner

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AVENUE SPECIAL SITUATIONS FUND IV, L.P.

By: /s/ Sonia Gardner
Name: Sonia Gardner
Title:	President and Managing Partner

AVENUE SPECIAL SITUATIONS FUND V, L.P.

By: /s/ Sonia Gardner
Name: Sonia Gardner
Title:	President and Managing Partner

DK ACQUISITION PARTNERS, L.P.

By MM Davidson & Co., its general partner

By: /s/ Conor Bastable
Name: Conor Bastable
Title:	General Partner

HIGHBRIDGE INTERNATIONAL LLC

By Highbridge Capital Management, LLC, its trading manager

By: /s/ Adam J. Chill
Name: Adam J. Chill
Title:	Managing Director

INVESTCORP INTERLACHEN MULTI-

STRATEGY MASTER FUND LIMITED

By: /s/ Gregg T. Colburn
Name: Gregg T. Colburn
Title:	Authorized Signatory

POLYGON DEBT HOLDINGS LIMITED

By: /s/ Erik M. W. Caspersen
Name: Erik M. W. Caspersen
Title:	Authorized Signatory

SILVER OAK CAPITAL, L.L.C.,

By: /s/ Thomas M. Fuller
Name: Thomas M. Fuller
Title: Authorized Signatory

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LA1:1168513

Exhibit A

Intercreditor Agreement

[please see attached]

Exhibit B

Parent Guaranty Amendment

[please see attached]

09-25-2008

AMENDMENT TO THE

PARENT GUARANTY

THIS AMENDMENT (this Amendment) TO THE PARENT GUARANTY dated as of July 17, 2006 (the Original Guaranty) by NextWave Wireless, Inc., a Delaware corporation (the Guarantor) in favor of and for the benefit of The Bank of New York, as Collateral Agent for and as representative of (in such capacity, together with its successors and assigns herein called Guarantied Party) the holders of the Notes (as defined in the Purchase Agreement referred to below) (sometimes referred to as Holders or Beneficiaries) issued pursuant to that certain Purchase Agreement dated as of July 17, 2006, as amended by the First Amendment to the Purchase Agreement, dated as of March 10, 2008, and by the Second Amendment to the Purchase Agreement, dated as of September 26, 2008 (as so amended and as it may be amended, supplemented or otherwise modified from time to time, the Purchase Agreement; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined) by and among NextWave Wireless LLC, a Delaware limited liability company (the Company), Guarantor, the Subsidiaries of Guarantor and Company from time to time party thereto, the Purchasers named therein and the Guarantied Party, as Collateral Agent, is entered into as of [_____ __], 2008 (the Effective Date) by the Guarantor in favor of the Guarantied Party. Capitalized terms used herein without definition shall have the same meanings set forth in the Original Guaranty or, if not there defined, in the Purchase Agreement.

W I T N E S S E T H:

WHEREAS, Guarantor owns all of the issued and outstanding Capital Stock of Company;

WHEREAS, the Purchase Agreement requires that Companys obligations under the Note Documents be guarantied by Guarantor;

WHEREAS, Guarantor is willing irrevocably and unconditionally to guaranty such obligations of Company; and

WHEREAS, the Second Amendment necessitates certain changes to the Original Guaranty and the Guarantor is willing to agree to such changes;

NOW, THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:

9.	Amendments to the Original Guaranty.

(a)	Addition of Preface. The Original Guaranty is hereby amended by adding the following paragraph above the title thereof as follows:

REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT DATED AS OF [_____ __], 2008 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE INTERCREDITOR AGREEMENT), AMONG THE COMPANY, GUARANTOR, THE SUBSIDIARIES OF THE COMPANY PARTY THERETO, THE BANK OF NEW YORK, AS FIRST LIEN COLLATERAL AGENT (AS DEFINED THEREIN), GUARANTIED PARTY, AS SECOND LIEN COLLATERAL AGENT (AS DEFINED THEREIN), AND

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THE BANK OF NEW YORK, AS THIRD LIEN COLLATERAL AGENT (AS DEFINED THEREIN). EACH BENEFICIARY HEREUNDER (A) ACKNOWLEDGES THAT IT HAS RECEIVED A COPY OF THE INTERCREDITOR AGREEMENT, (B) CONSENTS TO THE SUBORDINATION PROVIDED FOR IN THE INTERCREDITOR AGREEMENT, (C) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (D) AUTHORIZES AND INSTRUCTS THE GUARANTIED PARTY TO ENTER INTO THE INTERCREDITOR AGREEMENT AS COLLATERAL AGENT AND ON BEHALF OF SUCH NOTE HOLDER. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS GUARANTY, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL CONTROL.

(b)	Amendment of Signature Page. The introduction to the signature page is hereby amended and restated in its entirety as follows:

IN WITNESS WHEREOF, Guarantor and the Guarantied Party, solely for the purpose of the provisions of Sections 14, 15 and 17, have caused this Guaranty to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

(c)	Amendments to Section 10.

(i)        Paragraph (d) of Section 10 of the Original Guaranty is hereby amended to delete clause (4) thereof and to add a new clause (4) as follows:

(4)      the redemption of Guarantors Series A Preferred Stock (issued pursuant to the Certificate of Designation, Preferences and Rights of the Series A Senior Convertible Preferred Stock of NextWave Wireless, Inc., dated as of March 28, 2007) (the Series A Preferred Stock) and the issuance of the Exchange Notes in exchange therefor.

(ii)       Clause (1) of paragraph (e) of Section 10 of the Original Guaranty is hereby amended to add a new clause (iv) at the end thereof as follows:

, and (iv) Liens securing the obligations of the Guarantor under the guaranty of the Second Lien Notes (the Second Lien Guaranty) or the Exchange Notes

(iii)      Clause (2) of paragraph (e) of Section 10 of the Original Guaranty is hereby amended by adding the following to the beginning thereof:

Subject to the terms of the Intercreditor Agreement,

(iv)      Paragraph (f) of Section 10 of the Original Guaranty is hereby amended and restated in its entirety as follows:

2

The Guarantor shall not directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except Indebtedness (i) under this Agreement and as otherwise permitted by the other Note Documents, or (ii) obligations entered into on the Effective Date in connection with the Second Lien Guaranty and the Exchange Notes.

(v)       Paragraph (i) of Section 10 of the Original Guaranty is hereby amended by adding a sentence to the end thereof as follows:

For the avoidance of doubt, Guarantor shall be permitted to issue the Exchange Notes pursuant to the terms of the Exchange Note Exchange Agreement and to carry out its obligations arising thereunder in accordance with the Exchange Note Documents and the Intercreditor Agreement.

(vi)      A new paragraph (m) titled Investments is added to Section 10 of the Original Guaranty as follows:

Guarantor shall not, and shall cause its Subsidiaries not to, make any Investment other than Permitted Investments.

10.	Representations and Warranties of the Guarantor. The Guarantor represents and warrants to the Guarantied Party that:
(e)

this Amendment has been duly authorized, executed and delivered by the Guarantor and constitutes the legal, valid and binding agreement of the Guarantor enforceable against the Guarantor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally; and

(f)

the execution, delivery and performance by the Guarantor of this Amendment (i) has been duly authorized by all requisite corporate action, (ii) does not require the consent or approval of any Governmental Authority, and (iii) will not violate (1) any provision of law, statute, rule or regulation or the Guarantors organizational documents, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon the Guarantor, or (3) any provision of any indenture, agreement or other instrument to which the Guarantor is a party or by which the Guarantors properties or assets are or may be bound.

11.

Effectiveness of this Amendment. This Amendment shall become effective when the Second Amendment has been duly executed and delivered by the Company, the Parent, each of the Guarantors and the Required Holders.

12.

Binding Effect, etc. Except as expressly amended hereby, all of the terms and provisions of the Original Guaranty shall remain in full force and effect. The amendments contained herein shall not constitute an amendment of any other provision of the Original Guaranty or for any other purpose except as expressly set forth herein.

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13.	Governing Law, Counterparts.
(a)

This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require application of the laws of a jurisdiction other than such State.

(b)

This Second Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

*         *          *

4

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered but its officers thereunto duly authorized as of the Effective Date.

NEXTWAVE WIRELESS INC.,

as Guarantor

By: _________________________

Name:

Title:

Acknowledged and agreed:

THE BANK OF NEW YORK,

as Guarantied Party

By: _________________________

Name:

Title:

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